Exhibit 10.2

SUMTOTAL SYSTEMS, INC.

KEVIN OAKES SEPARATION, RELEASE AND CONSULTING AGREEMENT

This Separation and Consulting Agreement is entered into by and between SumTotal Systems, Inc. (the “Company”) and Kevin Oakes (“Oakes”) (Oakes and Company may collectively be referred to as “Parties” or, individually, as “Party”). The Agreement shall be effective on the eighth date after Oakes signs the Agreement, assuming the Company has signed the Agreement by that date (the “Effective Date”).

1. Interim Employment and Consulting Engagement. Oakes hereby submits his resignation as President of the Company and as an employee of the Company, effective May 31, 2006 (the “Resignation Date”). For the period from the Effective Date through the Resignation Date, Oakes shall remain the President and an employee of the Company with all of his current compensation and benefits, including his restricted stock that will continue to vest in accordance with the applicable vesting schedules in the restricted stock agreement entered into with the Company on May 26, 2005 (the “Stock Agreement”), and attached hereto as Exhibit A. In addition, Oakes shall be entitled to the bonus payment for the first quarter of fiscal year 2006 under the Company’s 2006 Executive and Management Cash Incentive Plan (“Bonus Plan”), attached hereto as Exhibit B, on the same terms and conditions as if he had not tendered his resignation of employment. For the two year period following the Resignation Date (i.e., June 1, 2006 through May 31, 2008), Oakes shall serve as a consultant to the Company on the terms set forth in Section 4 of this Agreement (the “Consulting Term”).

2. Board Membership. Oakes shall remain a member of the Board of Directors until his term expires at the Company’s 2007 annual shareholder meeting.

3. Benefits Upon Separation From Employment. Upon the Resignation Date, the Company shall pay Oakes (a) all base salary accrued through the Resignation Date, (b) all pay for accrued but unused vacation, if any, and (c) all business expenses required to reimbursed under the Company’s expense reimbursement policy. For clarification purposes, Oakes shall not be entitled to any payment pursuant to the Company’s 2006 Bonus Plan, for the second through the fourth quarters, nor shall he be entitled to any payment of the MIT portion of the Bonus Plan for any part of the 2006 year. All vesting on equity compensation shall cease as of the Resignation Date. Any stock options that vested prior to the Resignation Date may be exercised or sold pursuant to the applicable option agreement and Company policy. Except as expressly provided in this Agreement, Oakes is not entitled to any other payments or benefits, including salary, severance, bonus, restricted stock vesting.

4. Retention Bonus. Oakes and the Company agree that Oakes is resigning his employment with the Company for “Good Reason”, as defined in the retention bonus agreement described below, and, therefore, Oakes has triggered the acceleration of the retention bonus obligation as set forth in the retention bonus agreement entered into between Oakes and the Company on October 21, 2005 (the “Retention Bonus Agreement”), attached hereto as Exhibit C. Assuming Oakes has signed the release as required in the Retention Bonus Agreement, by mutual agreement Oakes shall receive his retention bonus of $480,000 on January 12, 2007 (“Retention

Bonus”). Such Retention Bonus shall be subject to the Company’s standard tax and payroll withholdings.

5. Duties and Scope of Consulting Agreement.

(a) Positions and Duties. Through the Consulting Term, Oakes will serve as a consultant to the Company and shall perform such services in his areas of expertise and as requested by the Company’s Board of Directors. Oakes will render such business and professional services, in ways and at times as reasonably requested by the Board of Directors.

(b) Obligations. During the Consulting Term, Oakes will devote his business efforts and time to the Company, and, (a) for the first year of the Consulting Term, be available to work sixty (60) hours per month, and, (b) for the second year of the Consulting Term, be available to work forty (40) hours per month. Oakes may serve on other board of directors and serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Oakes’s obligations to Company. Throughout Consulting Term, Oakes and the Company agree that Oakes may also engage in other employment or consulting activity without the prior approval of the Company; provided, however, that if the Oakes is unable to perform the requested duties of the Board of Directors, Oakes or the Company may terminate this Agreement as set forth in Section 8 below. Oakes also agrees that he will notify the Company, in writing, upon accepting any full or part-time employment or consulting activity. Such notice shall include the identity of the organization, the nature of the services Oakes is to provide, and whether Oakes will be receiving health care in connection with providing such services.

6. Compensation for Consulting Services.

(a) Consulting Fees. Throughout the Consulting Term, the Company will pay Oakes an annual retainer fee of $100,000 as compensation for his consulting services (“Consulting Fees”). The annual Consulting Fees will be paid in two equal installments, every six months, commencing on June 1, 2006. For clarification purposes, Oakes shall receive a payment of $50,000 on each of the following dates: June 1, 2006, December 1, 2006, June 1, 2007 and December 1, 2007. Oakes shall file all reports and returns and pay all federal, state and local taxes that are applicable to the Consulting Fees, including income, business occupation taxes, and self-employment taxes. The Company shall not be responsible for withholding or paying any taxes on any the Consulting Fees and shall issue Oakes a Form 1099 for such Consulting Fees. Oakes hereby indemnifies the Company for any taxes that Oakes fails to make in connection with his receipt of the Consulting Fees.

(b) URL Assignment. The Company agrees to assign all of its rights to the “Topshelf.com” URL to Oakes, which assignment shall be effective upon the Resignation Date. Oakes agrees to work with Company counsel to ensure the orderly effectuation of such assignment.

(c) COBRA Reimbursement. Oakes acknowledges that his group insurance coverage will terminate on the Resignation Date. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, Oakes will be eligible to continue his group health insurance benefits through the maximum required period of eighteen (18) months after his qualifying event, his Resignation Date. If Oakes or his family experiences another qualifying event while receiving COBRA continuation coverage, Oakes may be able to receive up to 18 additional months of COBRA continuation coverage, for a total maximum of 36 months. Upon termination of COBRA coverage, Oakes may be able to convert to an individual policy through the provider of the Company’s health insurance, if he so chooses. The Company shall reimburse Oakes for COBRA premiums, for the maximum period allowed by COBRA throughout the duration of Oakes’ Consulting Term, provided Oakes elects to continue medical coverage through COBRA. The Company’s obligation to provide Oakes COBRA reimbursement shall cease in the event Oakes becomes eligible for other company-provided health coverage.

7. Expenses. The Company will reimburse Oakes for all reasonable travel, entertainment, and other expenses incurred by Oakes in the furtherance of the performance of Oakes’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time; provided, however, that Oakes receives the prior consent of the CEO prior to incurring such expenses.

8. Termination of Consulting Agreement.

(a) Termination Without Cause. If Oakes’s engagement is terminated by the Company without Cause as defined in the Change of Control Agreement entered into between Oakes and the Company on September 7, 2004 (the “Change of Control Agreement”), attached hereto as Exhibit D, then Oakes will receive: (i) the balance of the Consulting Fees for the period of time from the date of the early termination of the Consulting Term through May 31, 2008, which amount shall be paid in one lump sum within ten (10) business days following such termination, and (ii) continued reimbursement of COBRA premiums, payable when such premiums are due, for the shorter of: (i) the period of time from the date of the early termination of the Consulting Term through May 31, 2008, or (b) the period of time Oakes is eligible for COBRA.

(b) Termination for Cause or Voluntary Resignation. In the event the company terminates Oakes’ consulting engagement for Cause or Oakes voluntarily resigns his consulting engagement prior to the natural expiration of the Consulting Term, Oakes shall not be entitled to any further payments of the Consulting Fees or COBRA reimbursements, and Oakes shall reimburse the Company for the pro rata portion of his Consulting Fees that he has not yet earned. For clarification purposes, if Oakes resigns his employment on September 1, 2007, Oakes shall reimburse the Company $25,000, and Oakes shall not be entitled to any further payment of the Consulting Fee or reimbursement of COBRA.

(c) Sole Right to Payments. This section represents Oakes’s sole entitlement to payments and benefits in connection with the early termination of his consulting engagement, if any.

9. Releases.

(a) Release of Claims. In exchange for the payments and other consideration under this Agreement to which Oakes is not otherwise entitled, Oakes hereby releases, acquits and forever discharges the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with his employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, restricted stock, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, bonus payments, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, including without limitation claims for attorneys’ fees, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Washington Law Against Discrimination, the Washington Minimum Wage Act, Chapters 49.48 and 49.52 of the Revised Code of Washington, any other federal, state or local laws concerning employment, civil rights, tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. By signing this Agreement, Oakes agrees that he will not pursue any claim against the Company. If Oakes breaks this promise, Oakes agrees to pay the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any such claims. The Company and Oakes agree that the release set forth in this section will be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

(b) Acknowledgement of Waiver of Claims Under ADEA. Oakes acknowledges that you are knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, as amended. He also acknowledges that the consideration given for the waiver and release in this Agreement is in addition to anything of value to which he was already entitled. He further acknowledges that he has been advised by this writing, as required by the ADEA, that: (a) he has carefully read and fully understands the provisions of this Agreement; (b) he is, through this Agreement, releasing the Company from any and all claims he may have against it, its parent, subsidiaries, predecessors, successors, affiliates and related entities; (c) he has knowingly and voluntarily agreed to all of the terms set forth in the agreement; (d) he knowingly and voluntarily intends to be legally bound by the Agreement; (e) his waiver and release do not apply to any rights or claims that may arise after the Effective Date of this Agreement; (f) he has been advised hereby that he has the right to consult with an attorney prior to executing this Agreement; (g) he has twenty-one (21) days to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier); (h) he has seven (7) days following the execution of this Agreement to revoke the Agreement; and (i) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by him, provided that the Company has also executed this Agreement by that date.

(c) Civil Code Section 1542. In connection with the foregoing general release, the Oakes acknowledges that he has read and understand Section 1542 of the Civil Code of the State of California, which provides in full as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Oakes hereby expressly waives and relinquishes all rights and benefits that he has or may have under Section 1542 or any comparable code sections applicable in other jurisdictions with respect to the release of unknown claims granted in this agreement. Oakes acknowledges that he or his agents may hereafter discover facts or claims in addition to or different from those he now knows or believes to exist, but that he nevertheless intends to fully and finally settle all claims released herein.

10. Return of Company Property. Within three (3) business days of the termination of the Consulting Period, Oakes agrees to return to the Company all Company documents (and all copies thereof) and other Company property which Oakes has had in his possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

11. Indemnification. The Indemnification Agreement dated April 14, 2004 between Oakes and the Company (the “Indemnification Agreement”), attached hereto as Exhibit E, shall remain in full force and effect and shall not be amended or modified by this Agreement. Oakes shall continue to be subject to the rights and obligations under the Indemnification Agreement for the longer of (a) the Consulting Term or (b) until the termination of his service as a Board member.

12. Confidential Information. Oakes and the Company agree that Oakes’ Employee Invention, Confidentiality, Nonsolicitation, and Noncompetition Agreement entered into with the Company on January 6, 2006, (the “Confidentiality Agreement”) and attached hereto as Exhibit F, shall remain in full force and effect throughout the duration of the Consulting Term, including, without limitation, the non-competition and non-solicitation provisions of such agreement, which provisions shall terminate one year following the expiration of the Consulting Term.

13. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, or (b) one day after being sent overnight by a well established commercial overnight service, addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: General Counsel

SumTotal Systems, Inc.

1808 North Shoreline Boulevard

Mountain View, CA 94043

If to Oakes:

Attn: Kevin Oakes

14. Severability. If any of the provisions of this Agreement are held void or unenforceable, then such provision shall be modified by the court making such determination to the extent necessary in order to render such provision valid and enforceable; if such provision may not be so saved, it will be severed. The remaining provisions shall nevertheless be effective, the intent being to effectuate this Agreement to the fullest extent possible

15. Integration. This Agreement supersedes all other agreements, whether written or oral, between the Company and Oakes except the Stock Agreement and any other stock option agreements, the Indemnification Agreement, and the Confidentiality Agreement. Oakes acknowledges that his Change of Control Agreement shall expire on the Resignation Date.

16. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

17. Governing Law. This Agreement will be governed by the laws of the State of Washington.

18. Acknowledgment. Oakes acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

SUMTOTAL SYSTEMS, INC.

/s/ Jack Acosta	Date: 2/10/06
Name: Jack Acosta
Title: Chairman

KEVIN OAKES:

/s/ Kevin Oakes	Date: 2/10/06
Signature

[SIGNATURE PAGE TO K. OAKES SEPARATION, RELEASE AND CONSULTING AGREEMENT]